As filed with the Securities and Exchange Commission on November 16, 2016

Registration No. 333-175709

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 (No. 333-175709)

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SKY-MOBI LIMITED

(Exact name of Registrant as specified in its charter)

Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10/F, Building B, United Mansion

No. 2 Zijinghua Road, Hangzhou

Zhejiang 310013, People’s Republic of China

 +(86) 571-8777-0978

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2010 Share Incentive Plan

(Full title of the plan)

CT Corporation System

111 Eighth Avenue,

New York, NY 10011

(212) 894-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-175709) (the “Registration Statement”), which was filed with the U.S. Securities and Exchange Commission by Sky-mobi Limited, a company established under the laws of the Cayman Islands (the “Registrant”), and became effective on July 22, 2011. Under the Registration Statement, a total of 15,000,000 common shares of the Registrant, par value $0.00005 per share, were registered for issuance of shares granted or to be granted pursuant to the Registrant’s 2010 Share Incentive Plan (the “2010 Plan”). This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued shares previously registered under the Registration Statement and issuable under the 2010 Plan.

On August 22, 2016, the Registrant entered into an agreement and plan of merger (the “Merger Agreement”) with Amber Shining Investment Limited (“Parent”) and Power Rich Limited (the “Merger Sub”). On November 16, 2016, at an extraordinary general meeting, the shareholders of the Registrant voted in favor of, among others, the proposal to authorize and approve the Merger Agreement, the plan of merger substantially in the form attached as Annex A to the Merger Agreement and any and all transactions contemplated thereby, including the Merger (as defined below). The Registrant and Merger Sub filed a plan of merger with the Registrar of Companies of the Cayman Islands on November 16, 2016, which became effective as of November 16, 2016 (the “Effective Time”), as a result of which Merger Sub was merged with and into the Registrant, with the Registrant continuing as the surviving company and a wholly-owned subsidiary of Parent (the “Merger”). Upon completion of the Merger, the Registrant became a privately-held company.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement that remained unsold or unissued as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hangzhou, People’s Republic of China, on November 16, 2016.

SKY-MOBI LIMITED

By:	/s/ Michael Tao Song
Michael Tao Song
Chairman of the Board and Chief Executive Officer

 Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Michael Tao Song	Chairman of the Board and Chief Executive Officer	November 16, 2016
Name: Michael Tao Song	(principal executive officer)

/s/ Fischer Xiaodong Chen	Chief Financial Officer	November 16, 2016
Name: Fischer Xiaodong Chen	(principal financial and accounting officer)

/s/ Wei Zhou	Independent Director	November 16, 2016
Name: Wei Zhou

/s/ Jimmy Lai	Independent Director	November 16, 2016
Name: Jimmy Lai

/s/Carl Yeung	Director	November 16, 2016
Name: Carl Yeung

/s/ Min Xu	Independent Director	November 16, 2016
Name: Min Xu

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Sky-mobi Limited has signed this registration statement or amendment thereto in Newark, Delaware on November 16, 2016.

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director Puglisi & Associates